SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 7, 2010

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 7, 2010, DuPont Fabros Technology, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 7,000,000 million shares of its 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The Preferred Stock was offered to the public at a price of $25 per share, and was offered to the Underwriters at a price of $24.2125 per share. Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of Preferred Stock. The Company estimates that the net proceeds from this offering, after estimated offering expenses, will be approximately $169.0 million or approximately $194.4 million if the Underwriters’ over-allotment option is exercised in full.

The Company intends to use all of the net proceeds from this offering, plus a portion of its available cash balances, to pay off in full its ACC4 Term Loan. The company intends to use its remaining cash balances together with the amounts available under its $100 million unsecured revolving credit facility (currently unused) to complete its current projects under development.

The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Some of the Underwriters and their affiliates have engaged in investment banking and other commercial dealings in the ordinary course of business with the Company and may therefore have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive in connection with the offering. In particular, affiliates of Raymond James & Associates, Inc., KeyBanc Capital Markets Inc. and TD Securities (USA) LLC are lenders under the Company’s ACC4 Term Loan, which will be repaid in full from the net proceeds of this offering and cash on hand.

In addition, affiliates of Jefferies & Company, Inc., Macquarie Capital (USA) Inc., RBC Capital Markets Corporation and TD Securities (USA) LLC are members of the lending syndicate for the Company’s ACC5 term loan. In addition, affiliates of KeyBanc Capital Markets Inc., Raymond James & Associates, Inc., Macquarie Capital (USA) Inc. and RBC Capital Markets Corporation are members of the lending syndicate for the Company’s unsecured revolving credit facility.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 8.01. Other Events.

The offering by the Company of 7,000,000 shares of Preferred Stock closed on October 13, 2010. As discussed above, the Company has granted the Underwriters a 30-day option to purchase up to an additional 1,050,000 shares of Preferred Stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated October 7, 2010, by and among the Company and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

October 13, 2010	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated October 7, 2010, by and among the Company and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Common Shares

8.1	Opinion of Hogan Lovells US LLP regarding certain tax matters

23.1	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)